UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

OFFICE DEPOT INC.
(Name of Issuer)

COMMON STOCK, PAR VALUE $0.01 PER SHARE
(Title of Class of Securities)

676220106
(CUSIP Number)

December 31, 2017
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 676220106	13G	PAGE 2 OF 24

1	NAME OF REPORTING PERSON
Thomas H. Lee Advisors, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
42,738,236 (1)

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
42,738,236 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
42,738,236 (1)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
8.28% (2)

12	TYPE OF REPORTING PERSON
OO

(1)	Includes 7,123,041 shares held in escrow.

(2)
The calculation of the foregoing percentage is based on 516,118,302 shares of Common Stock outstanding as of September 30, 2017, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2017.

CUSIP NO. 676220106	13G	PAGE 3 OF 24

1	NAME OF REPORTING PERSON
Thomas H. Lee Equity Fund VI, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
23,224,543 (1)

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
23,224,543 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
23,224,543 (1)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.50% (2)

12	TYPE OF REPORTING PERSON*
PN

(1)	Includes 3,870,757 shares held in escrow.

(2)
The calculation of the foregoing percentage is based on 516,118,302 shares of Common Stock outstanding as of September 30, 2017, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2017.

CUSIP NO. 676220106	13G	PAGE 4 OF 24

1	NAME OF REPORTING PERSON
Thomas H. Lee Parallel Fund VI, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
15,727,087 (1)

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
15,727,087 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
15,727,087 (1)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
3.05% (2)

12	TYPE OF REPORTING PERSON*
PN

(1)	Includes 2,621,181 shares held in escrow.

(2)
The calculation of the foregoing percentage is based on 516,118,302 shares of Common Stock outstanding as of September 30, 2017, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2017.

CUSIP NO. 676220106	13G	PAGE 5 OF 24

1	NAME OF REPORTING PERSON
Thomas H. Lee Parallel (DT) Fund VI, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
2,746,584 (1)

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
2,746,584 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,746,584 (1)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.53% (2)

12	TYPE OF REPORTING PERSON*
PN

(1)	Includes 457,764 shares held in escrow.

(2)
The calculation of the foregoing percentage is based on 516,118,302 shares of Common Stock outstanding as of September 30, 2017, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2017.

CUSIP NO. 676220106	13G	PAGE 6 OF 24

1	NAME OF REPORTING PERSON
THL Coinvestment Partners, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
728,781 (1)

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
728,781 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
728,781 (1)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.14% (2)

12	TYPE OF REPORTING PERSON*
PN

(1)	Includes 121,464 shares held in escrow.

(2)
The calculation of the foregoing percentage is based on 516,118,302 shares of Common Stock outstanding as of September 30, 2017, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2017.

CUSIP NO. 676220106	13G	PAGE 7 OF 24

1	NAME OF REPORTING PERSON
THL Operating Partners, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
69,663 (1)

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
69,663 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
69,663 (1)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.01% (2)

12	TYPE OF REPORTING PERSON*
PN

(1)	Includes 11,611 shares held in escrow.

(2)
The calculation of the foregoing percentage is based on 516,118,302 shares of Common Stock outstanding as of September 30, 2017, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2017.

CUSIP NO. 676220106	13G	PAGE 8 OF 24

1	NAME OF REPORTING PERSON
Great-West Investors, LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
117,298 (1)

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
117,298 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
117,298 (1)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.02% (2)

12	TYPE OF REPORTING PERSON*
PN

(1)	Includes 19,550 shares held in escrow.

(2)
The calculation of the foregoing percentage is based on 516,118,302 shares of Common Stock outstanding as of September 30, 2017, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2017.

CUSIP NO. 676220106	13G	PAGE 9 OF 24

1	NAME OF REPORTING PERSON
Putnam Investments Employees’ Securities Company III LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
120,585 (1)

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
120,585 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
120,585 (1)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.02% (2)

12	TYPE OF REPORTING PERSON*
OO

(1)	Includes 20,098 shares held in escrow.

(2)
The calculation of the foregoing percentage is based on 516,118,302 shares of Common Stock outstanding as of September 30, 2017, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2017.

CUSIP NO. 676220106	13G	PAGE 10 OF 24

1	NAME OF REPORTING PERSON
Putnam Investment Holdings, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
3,695 (1)

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
3,695 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,695 (1)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 0.01% (2)

12	TYPE OF REPORTING PERSON*
OO

(1)	Includes 616 shares held in escrow.

(2)
The calculation of the foregoing percentage is based on 516,118,302 shares of Common Stock outstanding as of September 30, 2017, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission o November 9, 2017.

CUSIP NO. 676220106	13G

Item 1 (a).	Name of Issuer:

Office Depot Inc.

Item 1 (b).	Address of Issuer’s Principal Executive Offices:

6600 North Military Trail
Boca Raton, FL 33496

Item 2 (a).	Name of Person Filing:

This statement is being filed on behalf of the following (collectively, the “Reporting Persons): (1) Thomas H. Lee Advisors, LLC, a Delaware limited liability company (“Advisors”); (2) Thomas H. Lee Equity Fund VI, L.P., a Delaware limited partnership (“THL Equity VI”); (3) Thomas H. Lee Parallel Fund VI, L.P., a Delaware limited partnership (“Parallel Fund VI”); (4) Thomas H. Lee Parallel (DT) Fund VI, L.P., a Delaware limited partnership (“DT Fund VI”); (5) THL Coinvestment Partners, L.P., a Delaware limited partnership (“THL Coinvestment”); (6) THL Operating Partners, L.P., a Delaware limited partnership (“THL Operating”); (7) Great-West Investors, L.P., a Delaware limited partnership (“Great West”); (8) Putnam Investments Employees’ Securities Company III LLC, a Delaware limited liability company (“Putnam III”); (9) Putnam Investment Holdings, LLC, a Delaware limited liability company (“Putnam”).  Entities (1) through (6) are referred to as the “THL Entities”.

Advisors is the general partner of Thomas H. Lee Partners, L.P., which in turn is the general partner of THL Coinvestment and the sole member of THL Equity Advisors VI, LLC (“THL Advisors VI”), which in turn is the general partner of the THL Equity VI, Parallel Fund VI, DT Fund VI, THL Operating, THL Topco and THL PC.  THL Advisors is attorney-in-fact of Great West and Putnam Investments, LLC, which is the managing member of Putnam Investments Holdings, LLC, which in turn is the managing member of Putnam III.

Item 2 (b).	Address of Principal Business Office or, if none, Residence:

For the THL Entities:
c/o Thomas H. Lee Partners, L.P.
100 Federal Street, 35th Floor
Boston, MA 02110

For Great West:
Great-West Investors, L.P.
8515 East Orchard Road, 3T2
Greenwood Village, CO  80111

For Putnam III:
c/o Putnam Investments, LLC
One Post Office Square
Boston, MA 02109

CUSIP NO. 676220106	13G

Item 2 (c).	Citizenship:

Thomas H. Lee Advisors, LLC – Delaware
Thomas H. Lee Equity Fund VI, L.P. – Delaware
Thomas H. Lee Parallel Fund VI, L.P. – Delaware
Thomas H. Lee Parallel (DT) Fund VI, L.P. – Delaware
THL Coinvestment Partners, L.P. – Delaware
THL Operating Partners, L.P. – Delaware
Great-West Investors, LP – Delaware
Putnam Investments Employees’ Securities Company III LLC – Delaware

Item 2 (d).	Title of Class of Securities:

Common Stock, par value $0.01 per share

Item 2 (e).	CUSIP Number:

676220106

Item 3.	Not Applicable

Item 4	Ownership

Item 4(a)	Amount Beneficially Owned

This Schedule 13G is being filed on behalf of the Reporting Persons.  The Reporting Persons may be deemed to beneficially own in the aggregate 42,738,236 shares of the Issuer’s Common Stock, representing, in the aggregate, 8.28% of the Issuer’s Common Stock.  The percentage of Common Stock held by the Reporting Persons is based on 516,118,302 shares of Common Stock of the Issuer outstanding as of September 30, 2017 (the “Outstanding Shares”), as reported in the Form 10-Q filed with the Securities and Exchange Commission on November 9, 2017.

The following shares were owned by the Reporting Persons on December 31, 2017:

Advisors owned 42,738,236 shares of the Issuer, representing approximately 8.28% of the Outstanding Shares.

THL Equity VI owned 23,224,543 shares of the Issuer, representing approximately 4.50% of the Outstanding Shares.

Parallel Fund VI owned 15,727,087 shares of the Issuer, representing approximately 3.05% of the Outstanding Shares.

CUSIP NO. 676220106	13G

DT Fund VI owned 2,746,584 shares of the Issuer, representing approximately 0.53% of the Outstanding Shares.

THL Coinvestment owned 728,781 shares of the Issuer, representing approximately 0.14% of the Outstanding Shares.

THL Operating owned 69,663 shares of the Issuer, representing approximately 0.01% of the Outstanding Shares.

Great West owned 117,298 shares of the Issuer, representing approximately 0.02% of the Outstanding Shares.

Putnam III owned 120,585 shares of the Issuer, representing approximately 0.02% of the Outstanding Shares.

Putnam owned 3,695 shares of the Issuer, representing approximately less than 0.01% of the Outstanding Shares.

Each of the Reporting Persons disclaims beneficial ownership of the shares listed in this report, and this report shall not be deemed an admission the Reporting Persons is the beneficial owner of the securities for the purpose of Section 16 or for any other purpose, except to the extent of its pecuniary interest therein.

Item 4(b)	Percent of Class

See Item 4(a) hereof

Item 4(c)	Number of Shares as to which Such Person has:

(i)	Sole power to vote or to direct the vote:
See Item 5 of each cover page

(ii)	Shared power to vote or to direct the vote:
See Item 6 of each cover page

(iii)	Sole power to dispose or to direct the disposition of:
See Item 7 of each cover page

(iv)	Shared power to dispose or to direct the disposition of:
See Item 8 of each cover page

Item 5.	Ownership of Five Percent or Less of a Class

Not applicable.

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person

The responses of the Reporting Persons to Items 2(a) and 4(a) are incorporated herein by reference. Other than set forth herein, no knowledge of anyone owning 5% or more.

Under certain circumstances, partners or members of a Reporting Person, as the case may be, could have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, shares of Common Stock owned by such Reporting Person.

CUSIP NO. 676220106	13G

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

Not Applicable.

Item 8.	Identification and Classification of Members of the Group

See Item 4(a) above.

Item 9.	Notice of Dissolution of Group

Not Applicable.

Item 10.	Certification

Not Applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2018	THOMAS H. LEE ADVISORS, LLC

By: THL Holdco, LLC, its managing member

	By:	/s/Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2018	THOMAS H. LEE EQUITY FUND VI, L.P.

	By:	THL Equity Advisors VI, LLC, its general partner
	By:	Thomas H. Lee Partners, L.P., its sole member
	By:	Thomas H. Lee Advisors, LLC, its general partner
	By:	THL Holdco, LLC, its managing member

	By:	/s/Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2018	THOMAS H. LEE PARALLEL FUND VI, L.P.

	By:	THL Equity Advisors VI, LLC, its general partner
	By:	Thomas H. Lee Partners, L.P., its sole member
	By:	Thomas H. Lee Advisors, LLC, its general partner
	By:	THL Holdco, LLC, its managing member

	By:	/s/Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2018	THOMAS H. LEE PARALLEL (DT) FUND VI, L.P.

	By:	THL Equity Advisors VI, LLC, its general partner
	By:	Thomas H. Lee Partners, L.P., its sole member
	By:	Thomas H. Lee Advisors, LLC, its general partner
	By:	THL Holdco, LLC, its managing member

By:	/s/Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2018	THL COINVESTMENT PARTNERS, L.P.

	By:	Thomas H. Lee Partners, L.P., its general partner
	By:	Thomas H. Lee Advisors, LLC, its general partner
	By:	THL Holdco, LLC, its managing member

	By:	/s/Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2018	THL OPERATING PARTNERS, L.P.

	By:	Thomas H. Lee Partners, L.P., its general partner
	By:	Thomas H. Lee Advisors, LLC, its general partner
	By:	THL Holdco, LLC, its managing member

By:	/s/Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2018	GREAT-WEST INVESTORS, LP

	By:	Thomas H. Lee Advisors, LLC, its attorney-in-fact
	By:	THL Holdco, LLC, its managing member

By:	/s/Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2018	PUTNAM INVESTMENTS EMPLOYEES’ SECURITIES COMPANY III, LLC

	By:	Putnam Investment Holdings, LLC, its managing member
	By:	Putnam Investments, LLC, its managing member
	By:	Thomas H. Lee Advisors, LLC, its attorney-in-fact
	By:	THL Holdco, LLC, its managing member

	By:	/s/Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

Exhibit A

AGREEMENT REGARDING THE JOINT FILING OF
SCHEDULE 13G

The undersigned hereby agree as follows:

(i)  Each of them is individually eligible to use the Schedule 13G to which this Exhibit is attached, and such Schedule 13G is filed on behalf of each of them; and

(ii)  Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Dated: February 14, 2018
THOMAS H. LEE ADVISORS, LLC

	By:	THL Holdco, LLC, its managing member

By:	/s/Charles P. Holden
Name:	Charles P. Holden
Title:	Managing Director

THOMAS H. LEE EQUITY FUND VI, L.P.

By:	THL Equity Advisors VI, LLC, its general partner
By:	Thomas H. Lee Partners, L.P., its sole member
By:	Thomas H. Lee Advisors, LLC, its general partner
By:	THL Holdco, LLC, its managing member

By:	/s/Charles P. Holden
Name:	Charles P. Holden
Title:	Managing Director

THOMAS H. LEE PARALLEL FUND VI, L.P.

By:	THL Equity Advisors VI, LLC, its general partner
By:	Thomas H. Lee Partners, L.P., its sole member
By:	Thomas H. Lee Advisors, LLC, its general partner
By:	THL Holdco, LLC, its managing member

By:	/s/Charles P. Holden
Name:	Charles P. Holden
Title:	Managing Director

THOMAS H. LEE PARALLEL (DT) FUND VI, L.P.

By:	THL Equity Advisors VI, LLC, its general partner
By:	Thomas H. Lee Partners, L.P., its sole member
By:	Thomas H. Lee Advisors, LLC, its general partner
By:	THL Holdco, LLC, its managing member

By:	/s/Charles P. Holden
Name:	Charles P. Holden
Title:	Managing Director

THL COINVESTMENT PARTNERS, L.P.

By:	Thomas H. Lee Partners, L.P., its general partner
By:	Thomas H. Lee Advisors, LLC, its general partner
By:	THL Holdco, LLC, its managing member

By:	/s/Charles P. Holden
Name:	Charles P. Holden
Title:	Managing Director

THL OPERATING PARTNERS, L.P.

By:	Thomas H. Lee Partners, L.P., its general partner
By:	Thomas H. Lee Advisors, LLC, its general partner
By:	THL Holdco, LLC, its managing member

By:	/s/Charles P. Holden
Name:	Charles P. Holden
Title:	Managing Director

GREAT-WEST INVESTORS, LP

By:	Thomas H. Lee Advisors, LLC, its attorney-in-fact
By:	THL Holdco, LLC, its managing member

By:	/s/Charles P. Holden
Name:	Charles P. Holden
Title:	Managing Director

PUTNAM INVESTMENTS EMPLOYEES’ SECURITIES COMPANY III, LLC

By:	Putnam Investment Holdings, LLC, its managing member
By:	Putnam Investments, LLC, its managing member
By:	Thomas H. Lee Advisors, LLC, its attorney-in-fact
By:	THL Holdco, LLC, its managing member

By:	/s/Charles P. Holden
Name:	Charles P. Holden
Title:	Managing Director